Exhibit 10.3

July 26, 2012

Mr. Daniel Eckert

Vice President, Walmart Financial Services

Wal-Mart Stores, Inc.

702 S.W. 8th Street

Bentonville, AR 72716

Dear Dan:

MONEYGRAM Payment Systems, Inc. (“MONEYGRAM”) and Wal-Mart Stores, Inc. (“Wal-Mart”) are parties to that certain Money Services Agreement effective February 1, 2005, as amended (the “2005 Agreement”). Pursuant to Section XIII of the 2005 Agreement, upon the provision of at least one hundred and eighty (180) days notice by either party, the Agreement could terminate on January 31, 2013 (the “Termination Date”).

The parties have been discussing the continued provision of MoneyGram’s products and services to be offered in Wal-Mart stores, but the parties recognize Wal-Mart has also solicited other bids from potential vendors offering comparable services.

To date, neither party has given notice of its intent to terminate the Agreement on the Termination Date. In order to continue discussing a possible extension of the Agreement or new agreement, and based upon the rapidly approaching 180-day deadline for providing termination notice, upon Wal-Mart’s countersigning of this letter, both parties hereby agree to extend the Termination Date for the Agreement until March 31, 2013. Given the agreed upon extension of the Termination Date, the parties recognize and agree that the notice of termination date will now be October 2, 2012.

This letter agreement and/or any actions taken in connection with this letter agreement are not intended to, and shall not, create or give rise to any obligation on the part of either MONEYGRAM or Wal-Mart to: (I) enter into or execute any new contract; (ii) renew or extend the 2005 Agreement; (iii) discuss or continue to discuss or negotiate any new agreement or a renewal or extension of the 2005 Agreement; or (iv) pursue or enter into any agreement or contractual relationship with the other party. Except as expressly set forth in this letter agreement, nothing in this letter agreement shall waive any right or obligation of any party under the 2005 Agreement or under applicable law.

If you have any questions, please contact me at or Rex Northen at .

We look forward to talking with you further.

With kind regards,

MoneyGram Payment Systems, Inc.

By:	/s/ Pamela H. Patsley
Pamela H. Patsley, Chief Executive Officer

Agreed and Acknowledged:

Wal-Mart Stores, Inc.

By:	/s/ Daniel Eckert
Daniel Eckert, Vice President, Financial Services